Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
BroadVision, Inc.:
     We consent to the use of our report of Independent Registered Public Accounting Firm dated May 26, 2006 on the consolidated balance sheet of BroadVision, Inc. as of December 31, 2005, the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year then ended and the financial statement schedule that appear in this Form 10-K and on Form S-8 (Nos. 333-109709, 333-97521, 333-63798, 333-35114, 333-62619, and 333-14057) .
/s/ Stonefield Josephson, Inc.
Irvine, California
June 7, 2006